[graphic of open-winged eagle]

HMN
FINANCIAL, INC.1016 Civic Center Drive N.W.  - PO Box 6057 - Rochester, Minnesota 55903 - Phone 507-535-1200 - Fax 507-535-1301

NEWS RELEASE         CONTACT:     Michael McNeil
                                                                                President
                                                                                HMN Financial, Inc. (507) 535-1202
                                                                                FOR IMMEDIATE RELEASE

HMN FINANCIAL, INC. ANNOUNCES THIRD QUARTER EARNINGS

Third Quarter Highlights

  Record quarterly earnings of $3.0 million
  Diluted earnings per share up $0.54, or 245.5%, over third quarter of 2002
  Loan sale gains up $1.2 million, or 270.5%, over third quarter of 2002
  Net interest income up $983,000, or 18.0%, over third quarter of 2002
  Fee and service charge income up $207,000, or 49.6%, over third quarter of 2002
  Amortization of mortgage servicing rights down $696,000, or 138.5%, over third quarter of 2002

Year to Date Highlights

  Record nine month earnings of $6.5 million
  Diluted earnings per share up $0.59, or 56.7%, over first nine months of 2002
  Commercial and consumer loan portfolios up $74 million in first nine months of 2003
  Net interest income up $1.7 million, or 10.5%, over first nine months of 2002
EARNINGS SUMMARY	Three Months Ended		Nine Months Ended
	September 30,		September 30,

	2003	2002	2003	2002

Net income	$3,040,281	891,865	$6,460,049	4,127,876
Diluted earnings per share	0.76	0.22	1.63	1.04
Return on average assets	1.53	0.51%	1.13	0.78%
Return on average equity	15.12	4.58%	10.99	7.33%
Book value per share	$17.73	16.98	$17.73	16.98

        ROCHESTER, MINNESOTA, October 23, 2003 - HMN Financial, Inc. (HMN) (NASDAQ:HMNF), the $807 million holding company for Home Federal Savings Bank (the Bank), today reported net income of $3.0 million for the third quarter of 2003, up $2.1 million, or 240.9%, from net income of $892,000 for the third quarter of 2002. Diluted earnings per common share for the third quarter of 2003 were $0.76, up $0.54, from $0.22 for the third quarter of 2002.

Third Quarter Results

Net Interest Income

        Net interest income increased by $983,000, or 18.0%, from $5.5 million for the third quarter of 2002 to $6.4 million for the third quarter of 2003. Interest income was $11.5 million for the third quarter of 2003, an increase of $875,000, or 8.2%, from $10.6 million for the same period in 2002. Interest income increased primarily because of an increase in interest-earning assets and because of a change in the mix of assets between the periods. The increase in interest-earning assets was caused primarily by the $141 million increase in commercial loans between the periods. The increase in interest income on the commercial loan portfolio was partially offset by lower income in the investment and single-family loan portfolios due to a decrease in the outstanding balances and lower interest rates of these assets between the periods. Interest expense was $5.1 million for the third quarter of 2003, a decrease of $108,000 from $5.2 million for the third quarter of 2002. Interest expense declined primarily due to a decrease in the interest rates paid on deposits and Federal Home Loan Bank advances and because of a $49 million increase in the outstanding average balances of checking and money market accounts between the periods, which generally have lower interest rates than other deposit accounts.

Provision for Loan Losses

&#        The provision for loan losses was $545,000 for the third quarter of 2003, a decrease of $226,000, or 29.3%, from $771,000 for the third quarter of 2002. The provision for loan losses decreased primarily due to the slower loan growth that was experienced in the third quarter of 2003 when compared to the third quarter of 2002. Total non-performing assets were $6.0 million at September 30, 2003, a decrease of $947,000, or 13.6%, from $7.0 million at June 30, 2003. The decrease in non-performing assets relates primarily to decreases in non-performing other assets caused by the sale of a non-performing security and because of the sale of three foreclosed single-family properties during the quarter.

Non-Interest Income and Expense

        Non-interest income was $3.1 million for the third quarter of 2003, an increase of $2.1 million, or 208.4%, from $1.0 million for the same period in 2002. Non-interest income increased by $1.2 million due to increased gains recognized on the sale of single family loans during the quarter. The low interest rate environment during the quarter enabled HMN to originate a high level of single-family mortgage loans with the majority of these loans being sold on the secondary mortgage market. Losses in limited partnerships were reduced by $541,000 between the periods as HMN's investment in a limited partnership that invested in mortgage servicing rights was dissolved during the second quarter of 2003. Fees and service charges increased by $207,000 between the periods due to an overdraft protection program that was implemented during the second quarter of 2003 and because of increases in the fees charged and the number of deposit accounts. Mortgage servicing fees increased by $76,000 as more loans are being serviced in 2003 than in 2002. Non-interest income also improved by $41,000 due to increased gains recognized on the sale of securities as investments were sold to fund a portion of the loan growth during the period.

        Non-interest expense was $4.3 million for the third quarter of 2003, a decrease of $225,000, or 4.9%, from $4.6 million for the third quarter of 2002. Amortization of mortgage servicing rights decreased by $696,000, or 138.5%, due primarily to the recapture of $810,000 in previously recognized impairment reserves on the mortgage servicing rights portfolio as a result of rising interest rates at the end of the quarter. Generally, as interest rates increase the value of fixed rate mortgage servicing rights increases due to changes in the anticipated cash flows from payments on the loans being serviced. Other operating expenses increased by $367,000 and compensation costs increased by $99,000 between the periods primarily due to the increased costs associated with the higher loan production in the current quarter compared to the same period in 2002. Income tax expense was $1.6 million for the third quarter of 2003, an increase of $1.3 million compared to $312,000 for the same period of 2002. The increase in income tax is primarily due to an increase in taxable income.

Return on Assets and Equity

        Return on average assets for the third quarter of 2003 was 1.53%, compared to 0.51% for the same quarter of 2002. Return on average equity was 15.12% for the third quarter of 2003, compared to 4.58% for the same quarter of 2002. Book value per common share at September 30, 2003 was $17.73, compared to $16.98 at September 30, 2002.

Nine Month Period Results

Net Income

        Net income was $6.5 million for the nine-month period ended September 30, 2003, an increase of $2.3 million, or 56.5%, compared to $4.1 million for the nine-month period ended September 30, 2002. Diluted earnings per common share for the nine-month period in 2003 were $1.63, up $0.59 or 56.7%, from $1.04 for the same nine-month period in 2002.

Net Interest Income

        Net interest income increased by $1.7 million, or 10.5%, from $16.2 million for the nine months of 2002 to $17.9 million for the nine months of 2003. Interest income was $33.0 million for the nine-month period of 2003, an increase of $730,000, or 2.3%, from $32.3 million for the same period in 2002. Interest income increased primarily because of an increase in interest-earning assets and because of a change in the mix of assets between the periods. The increase in interest-earning assets was caused primarily by the $136 million increase in commercial loans between the periods. The increase in interest-earning assets totally offset the decrease in the interest rates earned on the assets between the two periods. Interest expense was $15.1 million for the nine-month period of 2003, a decrease of $969,000, or 6.0%, from the $16.1 million for the same period in 2002. Interest expense declined primarily because of a decrease in the interest rates paid on deposits and Federal Home Loan Bank advances and because of a $42 million increase in the outstanding average balances of checking and money market accounts between the periods, which generally have lower interest rates than other deposit accounts.

Provision for Loan Losses

        The provision for loan losses was $1.9 million for the nine-month period of 2003, an increase of $99,000, or 5.5%, from $1.8 million for the same nine-month period in 2002. The provision for loan losses increased primarily due to the slightly higher growth experienced in the commercial and consumer loan portfolios in the first nine-months of 2003 compared to the same period of 2002. Total non-performing assets were $6.0 million at September 30, 2003, an increase of $1.1 million, or 22.7%, from $4.9 million at December 31, 2002. The increase in non-performing assets relates primarily to the $1.0 million increase in non-accruing commercial real estate loans, $418,000 increase in non-accruing consumer loans, $378,000 increase in non-accruing single family loans, and $251,000 increase in non-accruing commercial business loans. The increases in non-accruing loans were partially offset by a decrease of $656,000 in non-performing assets due to the sale of a non-accruing security and a decrease of $197,000 due to the sale of foreclosed real estate.

Non-Interest Income and Expense

        Non-interest income was $8.4 million for the first nine months of 2003, an increase of $3.9 million, or 87.4%, from $4.5 million for the same period in 2002. Non-interest income increased by $2.6 million due to increased gains on the sale of single-family loans. Low mortgage rates during the first nine-months of 2003 resulted in higher loan originations when compared to the same period of 2002 as consumers took advantage of the low mortgage interest rates to purchase a home or refinance their existing home mortgage. Gains on the sale of securities increased by $811,000 between the periods as investments were sold to fund a portion of the loan growth that was experienced during the first nine months of 2003. Fee and service charge income increased by $400,000 between the periods due to an increase in the fees charged, the services offered, and the number of deposit accounts maintained. Mortgage servicing fees increased by $195,000 because more loans are being serviced in 2003 than in 2002. Losses from limited partnerships increased by $109,000 between the periods. The decrease in mortgage interest rates during 2003 caused the value of HMN's investment in a limited partnership that owned mortgage loan servicing assets to decrease in value because of the anticipated increase in prepayments expected to be received on the partnerships' mortgage servicing assets. The servicing rights were sold and this partnership was dissolved in the second quarter of 2003.

        Non-interest expense was $14.7 million for the first nine months of 2003, an increase of $1.5 million, or 11.3%, from $13.2 million for the same period in 2002. The increase was primarily the result of an $821,000 increase in the amortization of mortgage servicing rights caused by record loan prepayments during the first nine months of 2003. Compensation and benefit expense increased by $386,000 due to costs associated with a separation agreement with a former executive officer and annual payroll and health insurance cost increases. Occupancy expense increased by $188,000 due to the increased number of facilities maintained during the nine-month period in 2003. Income tax expense was $3.2 million for the nine-month period ended September 30, 2003, an increase of $1.5 million compared to $1.6 million for the same nine-month period of 2002. The increase in income tax is primarily due to an increase in taxable income.

Return on Assets and Equity

        Return on average assets for the nine-month period ended September 30, 2003 was 1.13%, compared to 0.78% for the same period in 2002. Return on average equity was 10.99% for the nine-month period ended September 30, 2003, compared to 7.33% for the same period in 2002.

President's Statement

        " I am pleased to report record earnings which reflect robust gains on the sale of loans," said HMN President Michael McNeil. "HMN was able to profit from an active mortgage market in 2003 but continues to focus on core earnings by growing and changing the mix of both its assets and liabilities in order to enhance net interest income. This strategy was a significant factor in improving net interest income by $1.7 million in the first nine-months of 2003."

General Information

        HMN Financial, Inc. and Home Federal Savings Bank are headquartered in Rochester, MN. The Bank operates nine offices in southern Minnesota and two in Iowa. Eagle Crest Capital Bank, a division of Home Federal Savings Bank, operates a branch in Edina, Minnesota.

Safe Harbor Statement

        This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to those relating to HMN's financial expectations for earnings and revenues. A number of factors could cause actual results to differ materially from HMN's assumptions and expectations. These factors include possible legislative changes and adverse economic, business and competitive developments such as shrinking interest margins; deposit outflows; reduced demand for financial services and loan products; changes in accounting policies and guidelines. Additional factors that may cause actual results to differ from HMN's assumptions and expectations include those set forth in HMN's most recent filings with the Securities and Exchange Commission. All forward-looking statements are qualified by, and should be considered in conjunction with, such cautionary statements.

(Three pages of selected consolidated financial information are included with this release.)

***END***

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Balance Sheets

	September 30,	December 31,
	2003	2002
	(unaudited)

Assets
Cash and cash equivalents	$17,854,947	27,729,007
Securities available for sale:
Mortgage-backed and related securities
(amortized cost $16,791,821 and $51,677,294)	16,326,907	51,895,832
Other marketable securities
(amortized cost $71,274,037 and $67,282,379)	72,201,371	69,501,417

	88,528,278	121,397,249

Loans held for sale	17,633,615	15,126,509
Loans receivable, net	645,714,604	533,905,652
Accrued interest receivable	3,575,070	3,050,636
Real estate, net	226,239	426,691
Federal Home Loan Bank stock, at cost	11,134,600	11,880,500
Mortgage servicing rights, net	3,341,082	2,691,031
Premises and equipment, net	12,351,770	12,875,816
Investment in limited partnerships	547,421	862,666
Goodwill	3,800,938	3,800,938
Core deposit intangible	476,602	561,331
Prepaid expenses and other assets	1,857,776	3,214,792

Total assets	$807,042,942	737,522,818

Liabilities and Stockholders' Equity
Deposits	$490,087,780	432,951,462
Federal Home Loan Bank advances	229,300,000	218,300,000
Accrued interest payable	428,721	849,427
Advance payments by borrowers for taxes and insurance	992,952	707,213
Accrued expenses and other liabilities	6,315,018	7,614,406
Deferred tax liabilities	758,500	1,456,600

Total liabilities	727,882,971	661,879,108
Commitments and contingencies
Minority interest	(307,234)	(420,846)
Stockholders' equity:
Serial preferred stock: ($.01 par value)
authorized 500,000 shares; issued and outstanding none	0	0
Common stock ($.01 par value):
authorized 11,000,000; issued shares 9,128,662	91,287	91,287
Additional paid-in capital	57,918,621	58,885,279
Retained earnings, subject to certain restrictions	83,988,066	79,660,481
Accumulated other comprehensive income	298,919	1,575,577
Unearned employee stock ownership plan shares	(4,786,374)	(4,931,385)
Treasury stock, at cost 4,646,870 and 4,722,856 shares	(58,043,314)	(59,216,683)

Total stockholders' equity	79,467,205	76,064,556

Total liabilities and stockholders' equity	$807,042,942	737,522,818

HMN FINANCIAL, INC. AND SUBSIDIARIES
Consolidated Statements of Income
(unaudited)

	Three Months Ended September 30, 2003 2002		Nine Months Ended September 30, 2003 2002

Interest income:
Loans receivable	$10,744,663	9,502,274	30,628,304	28,271,049
Securities available for sale:
Mortgage-backed and related	72,646	485,086	175,405	1,497,251
Other marketable	591,292	515,997	1,843,359	1,952,793
Cash equivalents	12,762	38,564	98,659	297,916
Other	86,196	90,603	268,880	265,305

Total interest income	11,507,559	10,632,524	33,014,607	32,284,314

Interest expense:
Deposits	2,474,680	2,556,830	7,438,497	8,304,055
Federal Home Loan Bank advances	2,590,574	2,616,265	7,684,876	7,788,063

Total interest expense	5,065,254	5,173,095	15,123,373	16,092,118

Net interest income	6,442,305	5,459,429	17,891,234	16,192,196
Provision for loan losses	545,000	771,000	1,900,000	1,801,000

Net interest income after provision
for loan losses	5,897,305	4,688,429	15,991,234	14,391,196

Non-interest income:
Fees and service charges	625,419	418,115	1,612,595	1,212,276
Mortgage servicing fees	261,198	184,769	716,503	521,931
Securities gains, net	417,443	376,838	1,233,229	422,346
Gain on sales of loans	1,601,047	432,095	4,592,837	1,975,124
Earnings (losses) in limited
partnerships	10,153	(530,943)	(313,161)	(203,968)
Other	179,112	122,539	514,906	531,519

Total non-interest income	3,094,372	1,003,413	8,356,909	4,459,228

Non-interest expense:
Compensation and benefits	2,085,383	1,986,777	6,392,457	6,006,821
Occupancy	805,890	801,026	2,399,207	2,210,714
Federal deposit insurance premiums	18,047	18,173	54,838	56,280
Advertising	92,161	129,254	278,013	418,336
Data processing	310,614	272,696	871,660	824,080
Amortization of mortgage servicing
rights, net of valuation adjustments
and servicing costs	(193,287)	502,282	1,705,344	884,588
Other	1,211,288	844,581	3,022,975	2,825,635

Total non-interest expense	4,330,096	4,554,789	14,724,494	13,226,454

Income before income tax expense	4,661,581	1,137,053	9,623,649	5,623,970
Income tax expense	1,621,300	312,200	3,163,600	1,637,400

Income before minority interest	3,040,281	824,853	6,460,049	3,986,570
Minority interest	0	(67,012)	0	(141,306)

Net income	$3,040,281	891,865	6,460,049	4,127,876

Basic earnings per share	$0.79	0.24	1.71	1.10

Diluted earnings per share	$0.76	0.22	1.63	1.04

HMN FINANCIAL, INC. AND SUBSIDIARIES
Selected Consolidated Financial Information
(unaudited)

Selected Financial Data:	Three Months Ended September 30, 2003 2002			Nine Months Ended September 30, 2003 2002
(Dollars in thousand, except per share data)

I. OPERATING DATA:
Interest income	$11,507	10,632		33,014	32,284
Interest expense	5,065	5,173		15,123	16,092
Net interest income	6,442	5,459		17,891	16,192

II. AVERAGE BALANCES:
Assets (1)	787,565	696,226		765,645	706,049
Loans receivable, net	619,188	492,003		582,286	466,842
Mortgage-backed and related securities (1)	19,210	64,563		24,057	64,401
Interest-earning assets (1)	748,961	657,902		727,965	670,368
Interest-bearing liabilities	700,566	612,013		679,186	622,733
Equity (1)	79,764	77,263		78,621	75,275

III. PERFORMANCE RATIOS: (1)
Return on average assets (annualized)	1.53%	0.51%		1.13%	0.78%
Interest rate spread information:
Average during period	3.23	3.06	3.09		2.99
End of period	3.25	3.08	3.25		3.08
Net interest margin	3.41	3.29	3.29		3.23
Ratio of operating expense to average
total assets (annualized)	2.18	2.60	2.57		2.50
Return on average equity (annualized)	15.12	4.58	10.99		7.33
Efficiency	45.40	70.48	56.10		64.05

	September 30,		December 31,	September 30,
	2003		2002	2002

IV. ASSET QUALITY :
Total non-performing assets	$6,021		4,907	4,721
Non-performing assets to total assets	0.75%		0.67%	0.66%
Total non-performing loans	5,509		3,507	3,364
Non-performing loans to total loans
receivable, net	0.85		0.66	0.66
Allowance for loan losses	$6,592		4,824	4,721
Allowance for loan losses to total assets	0.82%		0.65%	0.66%
Allowance for loan losses to total loans receivable, net	1.02		0.90	0.93
Allowance for loan losses to non-performing loans	119.64		137.54	140.32

V. BOOK VALUE PER SHARE:
Book value per share	$17.73		17.28	16.98

	Nine Months			Nine Months
	Ended		Year Ended	Ended
	Sept 30, 2003		Dec 31, 2002	Sept 30, 2002

VI. CAPITAL RATIOS :
Stockholders' equity to total assets,
at end of period	9.85%		10.31%	10.45%
Average stockholders' equity to
average assets (1)	10.27		10.66	10.66
Ratio of average interest-earning assets to
average interest-bearing liabilities (1)	107.18		107.53	107.65

	September 30,		December 31,	September 30,
	2003		2002	2002

VII. EMPLOYEE DATA:
Number of employees (2)	185		195	192

  Average balances were calculated based upon amortized cost without the market value impact of SFAS 115.

(2) Number of employees is calculated on a full time equivalent basis.